Exhibit 2.1

                       FIRST AMENDMENT TO MERGER AGREEMENT


         THIS FIRST AMENDMENT TO MERGER AGREEMENT (this "Amendment") is entered into as of January 20, 2004, by and among CIBER, Inc., a Delaware corporation ("CIBER"), Daphne Acquisition Corporation, a Tennessee corporation and a wholly owned subsidiary of CIBER ("CIBER SUB"), and SCB Computer Technology, Inc., a Tennessee corporation ("SCB").

                                    RECITALS

         A. CIBER, CIBER SUB and SCB are parties to that certain Agreement and Plan of Merger dated as of October 24, 2003 (the "Merger Agreement" or "Agreement"), concerning the proposed merger of CIBER SUB with and into SCB and matters related thereto.

         B. The parties have agreed to amend certain terms of the Merger Agreement, including modifying the price CIBER will pay for each share of SCB Common Stock in the Merger and adding as a condition to the Closing that SCB shall settle certain litigation pending against SCB for a sum not to exceed $633,000, including all costs, expenses and attorney's fees to be paid to or on behalf of the plaintiffs in such litigation.

         C. The parties desire to amend the Merger Agreement in accordance with the specific terms and conditions contained in the Merger Agreement and in this Amendment. Capitalized terms used in this Amendment without definition have the meanings given them in the Merger Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. The Merger Agreement is hereby specifically referred to and incorporated as a part of this Amendment. In all respects other than as specifically herein amended, the terms and conditions of the Merger Agreement shall continue in full force and effect. SCB hereby represents and warrants to CIBER and CIBER SUB that the representations contained in Article III of the Merger Agreement are true and correct as of the date hereof.

         2. The definition of Option Exchange Ratio is hereby amended by deleting the amount $2.15 and inserting in its place $2.13.

         3. Section 2.5(d) of the Merger Agreement is hereby amended by deleting the amount $2.15 from the phrase therein stating "shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.15..." and inserting in its place $2.13, such that the phrase states "shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.13..." For all purposes in or relating to the Merger Agreement, the Merger Consideration shall not exceed an aggregate value of $2.13 per share of SCB Common Stock.

         4. The Merger Agreement is hereby further amended by deleting Section 5.1(b)(xix) in its entirety and inserting in lieu thereof the following:

                  "(xix) incur or pay legal, financial or accounting fees or expenses in connection with the negotiation, execution or performance of this Agreement in excess of $1,875,000."

         5. The Merger Agreement is hereby further amended by deleting Section 6.3(c) in its entirety and inserting in lieu thereof the following:

                  "(c) CIBER shall have received a certificate signed by an executive officer of SCB, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d), (e) and (k), and a certificate signed by the secretary of SCB, dated as of the Closing Date, certifying the charter and by-laws of SCB and the resolutions of the SCB directors and the shareholders of SCB approving this Agreement and the transactions contemplated hereby."

         6. The Merger Agreement is hereby further amended by adding the following sentence at the end of Section 6.3(d):

                  "Notwithstanding this condition to CIBER and CIBER SUB's obligation as stated in this Section 6.3 (d), any legal proceeding in which claims are made that are solely related to the changes to the Merger Agreement set forth in this Amendment shall not affect the obligation of CIBER to effect the transactions contemplated by the Merger Agreement."

         7. The Merger Agreement is hereby further amended by deleting Section 6.3(e) in its entirety and inserting in lieu thereof the following:

                  "(e) The litigation entitled JENNIER LOGAN AND WILLIAM SCHOOK, on behalf of themselves and collectively for all similarly situated employees, vs. SCB COMPUTER TECHNOLOGY, INC., Docket No. 03-2925 MI V and any related proceedings ("Logan Litigation"), shall have been settled by the parties thereto for an amount not to exceed that which is set forth in a letter agreement dated January 16, 2004 between counsel for SCB and counsel for the plaintiff class in the Logan Litigation (the "January 16 Letter"), including attorney's fees for the plaintiff class; and a settlement agreement or substantially similar agreement pertaining thereto, in form and substance consistent with the January 16 Letter and reasonably satisfactory to CIBER, shall have been approved by order of The United States District Court for the Western District of Tennessee, Western Division, an executed copy of which order shall have been delivered to CIBER."

         8. CIBER hereby approves, in accordance with Section 5.1(b)(xiv) of the Merger Agreement, the expenditures by SCB of the amounts set forth in the January 16 Letter.

         9. CIBER, CIBER SUB and SCB hereby represent and warrant to each other that this Amendment has been duly authorized, executed and delivered by each such party and constitutes a valid and binding agreement of each such party enforceable against such party in accordance with its terms.

         10. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts taken together shall constitute a single instrument.

                           *[Signature Page Follows]*


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         IN WITNESS WHEREOF, the parties have caused this First Amendment to
Merger Agreement to be executed as of the date set forth above.


                   CIBER, INC.


                   By: /s/ David Durham
                       -----------------------
                   Its:  Vice President
                      ----------------------



                   DAPHNE ACQUISITION CORPORATION


                   By: /s/ David Durham
                       ----------------------
                   Its:  Vice President
                       ----------------------



                   SCB COMPUTER TECHNOLOGY, INC.


                   By: /s/ T. Scott Cobb_______________
                   Its:  President & CEO ______________